SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2011

BioMarin Pharmaceutical Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-26727	68-0397820
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

105 Digital Drive, Novato, California	94949
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 506-6700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 30, 2011, a wholly-owned subsidiary of BioMarin Pharmaceutical Inc. (“BioMarin”) entered into an Asset Purchase Agreement (“Purchase Agreement”) to buyback certain intellectual property from SA Pathology, a unit of the Central Adelaide Local Health Network located in Adelaide, Australia, for an upfront cash payment of $81.0 million. The intellectual property purchased by BioMarin includes patents related to the purified form of Naglazyme (galsulfase) and the method of using the enzyme in the treatment of Mucopolysaccharidosis VI, which expire between 2022 and 2023. Prior to this purchase, BioMarin licensed this intellectual property from SA Pathology and paid to them a five percent royalty on net sales of Naglazyme.

The Purchase Agreement contains customary representations and warranties by each party and also includes an assignment by SA Pathology to BioMarin’s subsidiary of all of its rights to the patents and patent applications listed in the Purchase Agreement (“Transferred Assets”). BioMarin assumes all liabilities relating to the ownership of the Transferred Assets after November 30, 2011, the effective date of the Purchase Agreement. The foregoing descriptions of the Purchase Agreement are qualified in their entirety by reference to the full text of Purchase Agreement, a copy of which will be filed with BioMarin’s Annual Report on Form 10-K for the year ending December 31, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BioMarin Pharmaceutical Inc., a Delaware corporation

Date: November 30, 2011	By:	/s/ G. Eric Davis
G. Eric Davis Senior Vice President, General Counsel